EXHIBIT 8.1

LIST OF SUBSIDIARIES

NAME OF COMPANY	COUNTRY OF ORGANIZATION	DIRECT/INDIRECT OWNERSHIP PERCENTAGE
BEA Hotels N.V.	The Netherlands	100%
Elbit Medical Technologies Ltd.	Israel	89.97% (1)
InSightec Ltd.	Israel	65.9% (2)
Gamida Cell Ltd.	Israel	31.6% (3)
Elbit Plaza India Real Estate Holdings Limited	Cyprus	50% (4) (5)
Elbit Plaza USA, L.P.	USA	100% (6)
Elbit USA, LLC	USA	100% (7)
Elbit USA II, LLC	USA	100% (7)
Plaza USA, LLC	USA	100% (8)
EPN GP, LLC	USA	43.3% (9)
EPN EDT Holding II, LLC	USA	47.3% (9)
Elbit Fashion Ltd.	Israel	100%
Elbit Ultrasound (Luxembourg) B.V. / S.a.r.l.	Luxembourg	100%
Plaza Centers N.V.	The Netherlands	62.52% (10)
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(1)	93.47% on a fully diluted basis.
(2)
53.05% on a fully diluted basis, including warrants granted by InSightec contingent upon certain rates of return as well as certain options exercisable into InSightec's ordinary shares. Held through Elbit Medical.

(3)	Held through Elbit Medical.
(4)
We hold 47.5% of the shares in EPI directly, and an additional 47.5% through PC. For additional information as to the joint venture signed between us and PC regarding EPI, see “Item 4.B Business Overview - Residential Projects.”

(5)
For details as to the grant of 5% of EPI’s equity to Mr. Abraham (Rami) Goren, our former Executive Vice Chairman of the board of directors. See "Item 6.B. Directors, Senior Management and Employees - Compensation of Directors and Officers - Agreements with our Former Executive Vice Chairman."

(6)	We hold 50% in Elbit Plaza USA directly, and an additional 50% through PC.
(7)	We hold 50% in Elbit USA, LLC and Elbit USA II, LLC directly and an additional 50% indirectly through PC (although all of the risks and benefits with respect to those entities are vested with us).
(8)	We hold 50% in Plaza USA, LLC directly and an additional 50% indirectly through PC (although all of the risks and benefits with respect to those entities are vested with PC).
(9)	Indirectly held through PC, Elbit Plaza USA., Elbit USA, LLC, Elbit USA II, LLC and Plaza USA, LLC, provided that only 21.64% is owned by us and the remaining 21.64% is owned by PC.
(10)	Approximately 56.90% on a fully diluted basis.